EXHIBIT 3.4
                                                         (EDGAR EXHIBIT 10.4)





                         SOLE NON-EXCLUSIVE LICENSE AND
                            SUPPLY AGREEMENT FOR THE
                         NYMOX AD7C/TM/ DIAGNOSTIC TEST
                             FOR ALZHEIMER'S DISEASE



                                       BY
                                       AND
                                     BETWEEN



                                NYMOX CORPORATION
                                       AND
                              LABORATOIRES J. SIMON



                                TABLE OF CONTENTS





                                                                         Page

   ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .  1

   ARTICLE 2.  LICENSE . . . . . . . . . . . . . . . . . . . . . . . . . .  3

   ARTICLE 3.  TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

   ARTICLE 4   COMPENSATION TO NYMOX . . . . . . . . . . . . . . . . . . .  3

   ARTICLE 5   PAYMENTS BY THE PARTIES . . . . . . . . . . . . . . . . . .  3

   ARTICLE 6   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .  4

   ARTICLE 7   EXPENSE REIMBURSEMENT . . . . . . . . . . . . . . . . . . .  5

   ARTICLE 8   NYMOX OBLIGATIONS . . . . . . . . . . . . . . . . . . . . .  5

   ARTICLE 9   L-S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . .  6

   ARTICLE 10  USE OF TRADMARKS AND NAMES  . . . . . . . . . . . . . . . .  7

   ARTICLE 11  CONFIDENTIAL DISCLOSURE . . . . . . . . . . . . . . . . . .  8

   ARTICLE 12  NYMOX EUROPEAN RIGHTS . . . . . . . . . . . . . . . . . . .  9

   ARTICLE 13  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . .  9

   ARTICLE 14  NON-COMPETE PROVISION . . . . . . . . . . . . . . . . . . . 10

   ARTICLE 15  MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . 10

   EXHIBIT A   PATENTS LICENSED  . . . . . . . . . . . . . . . . . . . . . 13

   EXHIBIT B   TRADEMARKS  . . . . . . . . . . . . . . . . . . . . . . . . 14

   EXHIBIT C   EXCHANGE RATE CALCULATIONS  . . . . . . . . . . . . . . . . 15

                           SOLE NON-EXCLUSIVE LICENSE
                              AND SUPPLY AGREEMENT
                           FOR THE NYMOX AD7C/TM/ TEST




   This Agreement, entered into on and effective as of October 1,1996, is by and between Nymox Corporation, a Delaware Corporation, having offices at 1 Taft Court, Suite 101, Rockville, MD 20850 (hereinafter "Nymox") and Laboratoires Simon S.A. having offices at Vieux chemin du Poete 10, B-1301 Wavre, Belgium (hereinafter "L-S") (together "the Parties"). Whenever the word "L-S" is used in this Agreement it shall mean Laboratoires Simon S.A. Whenever the word "Nymox" is used in this Agreement it shall mean Nymox and it's "Affiliates" as that word is defined in ARTICLE 1 below, and Nymox's Affiliates shall have all the rights and responsibilities given to and required of Nymox in this Agreement.

   Whereas, Nymox has developed the AD7C/TM/ Test to aid in the diagnosis of Alzheimer's Disease and wishes to make the test available for sale in Europe;

   Whereas, L-S has testing facilities and capabilities for conducting the Nymox AD7C/TM/ Test in Europe;

   Whereas, L-S has the capability to conduct sales and related operations in Europe;

   Whereas, L-S has the capability to meet all regulatory requirements legally to perform the AD7C/TM/ Test;

   Whereas, Nymox can make patented technology, know-how and the supply of patented reagents available to L-S;

   Whereas, Nymox wishes to offer a sole non-exclusive license to L-S to use it's patented technology, patented reagents, know-how and Trademarks to quickly introduce the AD7C/TM/ Test to European markets;

   Now, therefore, in consideration of the foregoing premises which are made as part of this Agreement and mutual promises set forth in this Agreement, the Parties agree as follows:

   ARTICLE 1.  DEFINITIONS

   The terms defined in ARTICLE 1. shall have the following meanings (applicable both to the singular and the plural forms):

   1.1 "AD7C/TM/ Test" shall mean the Nymox AD7C/TM/ test for measuring levels of Alzheimer's marker Neural Thread Protein (NTP) in cerebrospinal fluid (CSF) in a reference laboratory authorized by Nymox. AD7C/TM/ Test shall not be construed to mean a test kit utilizing Nymox AD7C/TM/ testing technology and intended to be sold to third parties;

   1.2 "Affiliate" shall mean any person, firm or corporation, legally competent to perform the services and carry out the terms of this Agreement, which controls, is controlled by or is under common control with Nymox. Control shall mean either the direct or indirect ownership of fifty (50%) percent or more of the voting stock of the subject entity;

   1.3 "Sole non-exclusive license" shall mean a license without the right to sublicense granted solely to L-S but with the right by Nymox to exercise the same rights in the Territory as those conveyed to L-S by license under this Agreement;

   1.4 "Territory" shall mean the area comprised of the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom;

   1.5 "Nymox Patents" shall mean the United States patents owned, licensed to or applied for by Nymox and their foreign counterparts as listed in Exhibit A;

   1.6 "Trademarks" shall mean the Nymox trademarks owned, licensed to or applied for by Nymox as listed in Exhibit B and their foreign counterparts;

   1.7 "Nymox Know-how" shall mean Nymox Confidential Information as defined in ARTICLE 11.1, relating to the AD7C/TM/ Test, including but not limited to, information relating to use and handling of patented reagents, to test methods and to information generated by Nymox relating to regulatory submissions whether or not actually included in such regulatory submissions.

   1.8 "Calendar Year" shall mean the twelve-month period beginning January 1 of each year and ending on December 31 of each year.

   1.9 "Net Sales" shall mean the gross amount invoiced by L-S or its affiliates on all sales to third Parties (exclusive of any intercompany transfers or sales), less the reasonable and customary accrual-based deductions from such gross amounts including (i) normal and customary trade discounts, allowances and credits, the aggregate of which shall not exceed two percent (2.0%) of gross sales; (ii) sales taxes and value added taxes, if any, associated with the sale of the AD7C/TM/ Test; (iii) chargeback payments or rebates granted to purchasers of the test whether governmental or private organizations or persons.

   ARTICLE 2.  LICENSE

   Nymox hereby grants a sole, non-exclusive license to use Nymox Patents, Nymox Trademarks and Nymox Know-how to sell and perform the AD7C/TM/ Test in the Territory. The compensation due shall be as described in ARTICLE 4 of the Agreement.

   ARTICLE 3.  TERM

   3.1 - Term
   The term of the Agreement shall be for the remainder of the 1996 Calendar Year following the signing of this Agreement and the two subsequent Calendar Years ending on December 31, 1998. After December 31, 1998, the term may be renewed for periods of one year each so long as sales in the Territory reach 75% of a forecast mutually agreed by the Parties prior to the beginning of each Calendar Year. Such renewal will be subject to the stipulations of ARTICLE 3.2.

   3.2 - Term Renewal
   Renewal of the Term will be automatic unless and until either Party notifies the other Party that it wishes to let the Agreement lapse without renewal. Notice of non-renewal must be given before July 1 of the Calendar Year in which the notice is given or the Agreement shall continue for the remainder of the year in which notice was given and for the subsequent Calendar Year.

   ARTICLE 4.  COMPENSATION TO NYMOX

   Compensation to Nymox by L-S shall be a royalty for use of proprietary Nymox technology of seven (7%) of Net Sales of the AD7C/TM/ Test in the Territory plus seventy three (73%) of Net Sales for each test performed and billed to a client in any country of the Territory. Notwithstanding the preceding sentence, total compensation to Nymox shall be no less than seven hundred and fifty United States dollars (US$ 750.00) for each test performed and billed to a client. Under certain conditions such as volume discounts to "industrial" customers, or similar circumstances, Nymox
   agrees to discuss the level of compensation due Nymox.   Such discussions
   will be undertaken on a case by case basis

   ARTICLE 5.  PAYMENTS BY THE PARTIES

   5.1 - Payments
   Compensation payments to Nymox by L-S and expense reimbursements payments by Nymox to L-S or L-S to Nymox shall be made quarterly in United States dollars and the Parties shall share exchange rate risks between the Belgian Franc and the United States dollar by the method described and illustrated in Exhibit C. Payments shall be made within 30 days of the closing of the financial quarter by L-S or within 30 days of receipt of an invoice by Nymox or L-S as the case may be.

   5.2 - Audit
   During the Term and for one year after its termination or expiration, Nymox shall have the right, should it wish to do so, to retain an independent certified public accounting firm, to which L-S has no reasonable objection, to examine the relevant parts of books and records of L-S to verify Net sales, charges to Nymox for personnel and other expenses and monies due. L-S at its discretion may require the accounting firm to sign a confidential disclosure agreement prior to the effective execution of the audit. Said accounting firm shall only report its results and shall not disclose to Nymox, any information other than that necessary to verify the above information. Such audits, if requested, shall be conducted during reasonable business hours and not more than once per year. Notice of an audit date sufficient to allow L-S to organize its records shall be given by the auditing firm. The cost of the audit will be borne by Nymox unless the audit results in an adjustment of fifty thousand United States dollars ($50,000) or more, in which case L-S will be responsible for the both the amount of the adjustment and the cost of the audit.

   ARTICLE 6.  TERMINATION

   6.1 - Failure to Meet Forecast
   Either Party shall be entitled to terminate the Agreement if Net Sales do not reach fifty (50%) percent of the mutually agreed forecast for the Calendar Year 1997 and at the end of each subsequent Calendar Year. Notification of termination must be made before 1 March of the year following the Calendar Year in which 50% of the Net Sales forecast was not achieved and becomes effective 90 days following the date of the notice of termination.

   6.2 - Material Default
   Subject to provisions elsewhere in this ARTICLE 6 specifically addressing other termination provisions, this Agreement may be terminated by either Party (the "non defaulting Party") with thirty (30) days prior written notice upon default by the other Party (the "defaulting Party") of a material obligation in this Agreement which would materially frustrate the purpose and continuation of this Agreement. The defaulting Party shall have 30 days to cure the default. If the default is not cured in thirty
   (30) days, then the Agreement shall immediately terminate upon receipt of additional notice sent by the non defaulting Party to the defaulting Party.

   6.3 - Rights after Termination
   Termination of this Agreement, for whatever reason, shall not affect any rights or obligations which may have accrued to either Party prior to the effective date of termination including, in particular, the obligations of compensation and expense reimbursement. In addition, L-S employees associated in any way with the implementation of this Agreement remain the sole responsibility of L-S unless the employee has agreed to transfer to Nymox as contemplated in ARTICLE 12.2.

   ARTICLE 7  EXPENSE REIMBURSEMENT

   7.1 - Start Up Costs
   Nymox and L-S shall each pay fifty (50%) percent of the Start Up Costs for the implementation of this Agreement where Start Up Costs are defined as personnel costs at the L-S location for Project Management and AD7C/TM/
   Test Set up.   These activities are estimated by L-S to require 100 person hours of cumulative time over a 90 day period. It is agreed that no more than ten thousand ($10,000) United States dollars will be charged for Start Up Costs, said $10,000 or less to be shared equally between the Parties. Start Up Costs specifically do not include costs for regulatory activities in the Start Up period. Such costs will be reimbursed under the stipulations of ARTICLE 7.2.

    - Continuing Costs
   Nymox will reimburse L-S for all expenses directly associated with conducting the AD7C/TM/ Test. This includes technician wages and benefits, required supervision time, AD7C/TM/ Test supplies, sample collection, shipping and storage expenses, costs of analysis and certification by L-S and required equipment purchases. Laboratory and office space sufficient to meet the obligations of this Agreement will be made available by L-S at L-S own cost. Nymox will also reimburse L-S for reasonable indirect expenses incurred for regulatory and marketing activities relating to the AD7C/TM/ Test. This includes personnel, required travel, promotional materials and any other costs directly related to regulatory and marketing activities necessary to sell and perform the AD7C/TM/ Test in the countries of the Territory. Such indirect expenses will be forecast on a quarterly basis and provided to Nymox prior to the quarter in which they are to be incurred for approval by Nymox. Such forecast indirect expenditures will not be made until and unless written approval has been received from Nymox.

   ARTICLE 8  NYMOX OBLIGATIONS

   8.1 - AD7C/TM/ Test Supplies
   Nymox will supply certain patented and non patented reagents, AD7C/TM/ Test protocols, quality control procedures and such other supplies as may be required for L-S to conduct the AD7C/TM/ Test to Nymox specifications.

    - Training
   Nymox will conduct the initial training of L-S technicians and supervisory personnel at the L-S location at Nymox expense. Additional training as necessary from time to time will be carried out by Nymox at Nymox expense,

    - Technical Support
   Nymox will provide technical support for the AD7C/TM/ Test including technical service support, interpretation support and confirmation tests when requested by L-S and determined by Nymox to be necessary or desirable. The expense for such confirmation test(s) will be borne by Nymox.

   8.4 - Clinical Research
   Nymox agrees to set up, fund and administer clinical studies in at least five sites in key countries of the Territory. Nymox will request L-S advice on site locations but the final selection of the clinical sites is reserved to Nymox. L-S will be offered a first right of refusal to conduct said clinical studies relating to the AD7C/TM/ Test on behalf of Nymox and to Nymox requirements and specifications.

   8.5 - Marketing Information
   Nymox will provide information including Nymox general marketing strategies, promotional materials and relevant marketing studies for use by L-S to develop plans and materials appropriate for marketing the AD7C/TM/ Test to L-S markets in Europe.

    - Market Research
   Nymox will make the results of any relevant marketing research Nymox conducts in Europe available to L-S for use in L-S marketing efforts.

   8.7 - Promotional Materials
   Nymox will provide timely guidance during the generation of L-S promotional materials for the Nymox AD7C/TM/ Test and has the right of final approval of the content of all such promotional materials to ensure conformance with current knowledge and the latest clinical work. Nymox will bear the cost of such promotional material per the stipulations of
   ARTICLE 7.2.

   8.8 - Marketing Plans
   Nymox will develop and implement in a timely manner, marketing plans for the academic markets including key teaching institutions in the Territory, hospital and private laboratories, and the medical community in general.

   8.9 - Marketing/Medical Service Employee
   Nymox will hire, train, functionally manage and pay all costs for one or more European Marketing/Medical Service employee(s) to serve all the markets of the Territory with emphasis on the clinical sites and the academic markets. L-S will assist in the hiring and training process. The newly hired person(s) may become an employee of BP-S or of Nymox whichever is more cost effective and administratively efficient.

   ARTICLE 9  L-S OBLIGATIONS

    - Space
   L-S will provide, at its own cost, laboratory and office space necessary to conduct all operations required to perform and market the AD7C/TM/ Test in the Territory.

    - AD7C/TM/ Test Performance
   L-S will perform the AD7C/TM/ Test to Nymox specifications and provide for sample collection and shipping, sample storage, results reporting, billing, fee collections and all other related tasks necessary to receive samples, perform the AD7C/TM/ Test and provide the result to the customer.

   9.3 - Human Resource Management
   L-S will administer and manage all local Human Resource matters associated with the implementation of this Agreement including wages, social benefits, transportation, etc. according to established L-S Human Resource policies except Human resource matters associated with the marketing/medical service employee administered and managed by Nymox as far as this employee is not a L-S employee. In the latter case, this employee shall sign a separate agreement with L-S agreeing to abide by all relevant L-S Human Resource policies

   9.4 - Regulatory and Health Econometric Activities
   L-S, on behalf of and with Nymox assistance, approval and funding as necessary, will have responsibility for regulatory issues in the Territory such as health registrations, price and reimbursement applications, price and reimbursement negotiations and to ensure that the AD7C/TM/ Test meets the requirements of the new EEC directive regarding in vitro diagnostics. L-S on behalf of and with Nymox assistance, approval and funding as necessary will conduct any health econometric studies requested or required by regulatory authorities to support registration applications. Nymox will not hold L-S responsible for refusals by regulatory authorities to register or reimburse the AD7C/TM/ Test unless L-S performs such regulatory activities with demonstrable gross negligence.

   9.5 - Marketing and Promotion
   L-S will develop and implement in a timely manner, marketing and promotional plans for the industrial markets such as pharmaceutical companies, and L-S's normal markets of clinical pharmacology research and drug development and such other markets in the Territory as agreed with Nymox. L-S will market and promote the AD7C/TM/ Test as an integral part of the L-S testing portfolio in the countries of the Territory.

   ARTICLE 10  USE OF TRADEMARKS AND NAMES

   10.1 - Trademark Ownership
   The Trademarks listed in exhibit B are the exclusive property of Nymox. L-S acknowledges that by reason of this Agreement, it shall not acquire any ownership interest in the Trademarks. Nymox acknowledges that the tradenames and trademarks owned by L-S are the exclusive property of L-S and that Nymox does not acquire any ownership interest in L-S tradenames or trademarks as a result of this Agreement.

   10.2 - Trading Names, Trademarks and Logos
   The Parties agree that both of their trading names and/or logos and Nymox Trademarks shall appear on all promotional materials used for the AD7C/TM/ Test in the Territory. Each Party shall have the right to review and approve the use of that Parties name and/or logo on any promotional or advertising materials and such materials will be furnished to the other Party in reasonable time to review and approve all such materials prior to final publication. No distribution or use of such materials will take place until after written consent is received by both parties New Trademarks, logos or trading names and any revisions of such by the Parties will be notified to the other Party in writing and such new or revised Trademarks, logos or trading names will be utilized by the receiving Party in a timely manner.

   10.3 - Use of Trademarks and Names
   L-S and its affiliates may use the Trademarks and the name Nymox Corporation only to the extent required to fulfill its obligations under this Agreement. Nymox may use the name Laboratoires Simon S.A. only to the extent required to fulfill its obligations under this Agreement.
   After a reasonable period of time not to exceed ninety (90) days, both Parties shall cease all use of the other Party's names and trademarks upon expiration or termination of this agreement

   ARTICLE 11  CONFIDENTIAL DISCLOSURE

   11.1 - Obligations
   Each Party agrees not to use Confidential Information furnished by the other Party for any purpose other than for the purpose of performance of the ARTICLES of this Agreement. Confidential Information disclosed in documentary form shall be clearly marked "Confidential" on its face by the disclosing Party. Any information which is transmitted orally, visually or in physical form shall be orally identified as such by the disclosing Party at the time of disclosure and identified as such in writing to the receiving Party within 45 days of disclosure.

   Each Party will treat Confidential Information furnished by the other Party with the same degree of care as if it were its own confidential proprietary information and except as required for the purposes of performance of the ARTICLES of this Agreement, will not disclose such information to any third Party, with the exception of those instances when such information is required to be disclosed by law, regulation or other act of governmental authority.

   Confidential Information is defined as all technical and business information disclosed as "Confidential" by one Party to the other Party and relating to the AD7C/TM/ Test except information which:

        was known or used by the receiving Party as evidenced by its written records made prior to the time of receipt hereunder;

        either before or after the time of disclosure becomes known to the public other than by an authorized act or omission of the receiving Party;

        lawfully is disclosed to the receiving Party by a third Party having the right to disclose said Confidential Information or that has been developed by the receiving Party independently of the Confidential Information provided by the other Party as evidenced by the receiving Party's written records.

   11.2 - Duration
   Each Party's obligations under this ARTICLE 11 shall be in force during the term of this and any related Agreement entered into between the Parties and shall survive five (5) years after the termination or expiration of this Agreement

   ARTICLE 12  NYMOX EUROPEAN RIGHTS

   12.1 - Operations
   Under the sole non-exclusive license granted to L-S in ARTICLE 2 and should it deem it desirable to do so, Nymox has the right to establish it's own European AD7C/TM/ operations including but not limited to a European affiliate(s) with full operational capabilities to market and perform the AD7C/TM/ Test. Nymox has the right to immediately market and perform the AD7C/TM/ Test in the Territory if and when this Agreement should expire or terminate for any reason or upon receipt of notice of non-renewal by L-S.

   12.2 - Employee Transfers
   Should this Agreement expire for any of the reasons cited in ARTICLES 3 or 4, L-S agrees to allow Nymox, at Nymox discretion, to make the offer of a job transfer to Nymox to all L-S personnel directly involved with performing the AD7C/TM/ Test and to all L-S personnel devoting full time to marketing the AD7C/TM/ Test. L-S will make reasonable efforts within applicable Belgian law to encourage such transfers to occur. Should such transfer of such a L-S employee to Nymox not occur for any reason, the responsibility for the employee remains solely with L-S. Nymox is prohibited from recruiting and hiring any other L-S personnel that are not directly and substantially involved with performing or marketing the AD7C/TM/ Test. If Nymox infringes this article, Nymox shall pay compensation for the loss to L-S equal to twice the gross annual salary of the employee hired by Nymox.

   ARTICLE 13 REPRESENTATIONS AND WARRANTIES

   13.1 - General Compliance
   In the conduct of its business and performance of its obligations hereunder, L-S represents that it will observe and comply with all applicable laws, rules and regulations of EEC and countries of the Territory and Nymox represents that it will comply with all applicable laws, rules and regulations of the United States, Canada, the EEC and countries of the Territory.

   13.2 - Supplies Warranty
   Nymox hereby represents and warrants that AD7C/TM/ Test materials supplied by Nymox to L-S will meet the internal use and release specifications used by Nymox for those materials at the time they are shipped and until officially certified for use by the L-S Quality Control Department.

   13.3 - Disclaimer of Warranty
   Other than set forth in this ARTICLE 13, no express or implied warranties are given by Nymox to L-S with respect to the AD7C/TM/ Test materials supplied by Nymox and utilized by L-S pursuant to this Agreement, or to the AD7C/TM/ Test purposes or results including but not limited to, the implied warranties of merchantability and fitness for a particular purpose

   13.4 - Liability Provisions
   Nymox will not hold L-S liable for the whole or partial non-performance of the terms of this Agreement which are the result of actions or non-actions imposed by any governmental authority who may be reasonably assumed to be so empowered. L-S, representatives, subordinates and subcontractors will only be liable for direct losses or damage caused by or as a consequence of a serious offense regarding their contractual obligations flowing from this Agreement and proven by means of written evidence obtained on the basis of a joint investigation among the parties involved. Nymox and L-S agree that liability will be limited to five million Belgian Francs (5,000,000 BF) per proven offense. Any complaint or claim against L-S and its affiliates, representatives, subordinates or subcontractors by Nymox must be submitted within 3 months of written notice by Nymox that it intends to file such a complaint, otherwise the matter is ipso jure forfeited.

   ARTICLE 14 - NON-COMPETE PROVISION

   14.1 - Non-Compete Provision
   In recognition of the sole non-exclusive license granted to L-S by Nymox, L-S agrees that L-S will not sell or make available to any customer or third party in the Territory, a service or product competitive to the Nymox AD7C/TM/ Test for the diagnosis of Alzheimer's Disease.

   14.2 - Duration
   L-S obligations under this ARTICLE 14 shall be in force during the term of this Agreement and shall survive one hundred eighty (180) days after the termination or expiration of this Agreement.

   ARTICLE 15 MISCELLANEOUS

   15.1 - Force Majeure
   The performance by either Party of any covenants or obligations to be performed under this Agreement (other than an obligation of either to pay money to the other) shall be excused by reason of strikes or other labor disturbances, riots, fires, floods, earthquakes, accidents, wars, embargoes, delays of carriers, inability to obtain materials from sources of supply, or acts, injunctions or restraints of governments or any cause preventing such performance whether similar or dissimilar to the foregoing, provided, however, that the Party affected shall exert its reasonable diligent efforts to eliminate or cure or overcome any of such causes and to resume performance of its covenants and obligations with all deliberate speed.

   15.2 - Public Statements
   Neither Nymox nor L-S shall publicly disclose the specific terms of this agreement. The transactions contemplated herein or performance hereunder shall not be disclosed without first obtaining the written consent of the other Party unless there has been a prior public disclosure of the information by the other Party or with the other Party's consent. The Parties shall mutually develop and approve in writing any release or any external public relations communications or announcements regarding this Agreement or any activities by either Party relating to this Agreement.

   15.3 - Notices
   Any notice or other communications required by this Agreement shall be in writing and shall be effective if hand delivered or if sent by certified or registered mail or by facsimile transmission to the following locations until notified otherwise.

   If to Nymox, to:

             Attention:  President
             Nymox Pharmaceutical Corporation
             175 boul. Bouchard
             Dorval, Quebec  H9S1B1
             Canada
   If to L-S, to:
             Attention:  Managing Director
             Laboratoires Simon S.A.
             Vieux chemin du Poete 10
             B-1301 Wavre
             Belgium

   A notice will be deemed to have been given on the date of delivery to the Party.

   15.4 - Assignability

   This Agreement shall not be assignable nor its rights hereunder transferred in any way by either Party except by prior written consent of the other Party which consent may be withheld on the other Party's sole discretion, and with the exception that either Party may assign its rights and obligations to any Affiliate of such Party, which assignment does not relieve the assigning Party of its original responsibilities and obligations under this Agreement.

   15.5 - Governing Law
   This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland if Nymox is the claimant. The Agreement shall be governed by and construed in accordance with the laws of Belgium if L-S is the claimant and in that case only the Antwerp courts of Belgium shall be competent to hear the case

   15.6 - Language
   Although this Agreement may be translated into other languages for its implementation or other purposes, the English language version shall be the governing version in any dispute or legal proceeding.

   15.7 - Partial Invalidity
   In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein provided that the performance required under this Agreement with such provision or provisions deleted remains substantially consistent with the intent of the Parties.

   15.8 - Entire Agreement
   This Agreement contains the entire agreement between the Parties with respect to the subject matter covered by this Agreement. No representations, whether oral or written, made before, during and after this Agreement is executed shall amend this Agreement. Any modification or amendment to this Agreement shall be in writing and signed by an authorized officer of each Party.



        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below:

   ACCEPTED AND AGREED TO:

        Nymox Corporation                  Laboratoires Simon S.A.


        ________________                   ________________

        Paul Averback                      Jean-Claude Tancredi
        President                          Managing Director

        ________________                   ________________
             Date                          Date

                                                                    EXHIBIT A


   Patents licensed to L-S under ARTICLE 2


        U. S. Patent Number                Patent Title

             8,050,559           Neural Thread Protein Gene
                                 Expression and Detection of
                                 Alzheimer's Disease

             7,289,207           Method of Detecting Neurological
                                 Disease or Dysfunction

                                                                    EXHIBIT B


                   Trademarks licensed to L-S under ARTICLE 2




   The Trademark  NYMOX/TM/


   The Trademark  AD7C/TM/


   The trademarks on this page are reasonable facsimiles of the actual Trademarks. Nymox will furnish L-S with materials necessary for reproduction of the actual Trademarks on L-S promotional materials.

                                                                    EXHIBIT C


                           Exchange Rate Calculations


   In order to share exchange rate risks for the quarterly compensation and expense reimbursement payments between the parties, the conversion rate between the United States dollar (US$) and the Belgian franc (BF) will be calculated as follows:

   The daily conversion rate (to two decimal places) on the final working day of each of the 3 months of the quarter as reported in the Wall Street Journal will be summed and divided by three (3) to provide an average conversion rate for the quarter. This average rate will then be used to convert the compensation payments or expense reimbursements originally calculated in Belgian Francs to United States dollars.

   The following calculations are for illustrative purposes only and do not purport to represent an actual business expectation or outcome.


                                  Illustration


                  Quarter 1           Quarter 2

                  Month     Rate           Month     Rate
                  Jan  32.26               Apr  32.65
                  Feb  32.52               May  32.41
                  Mar  32.52               June 32.53

             Average Rate        32.43 BF            32.53 BF


   1st Quarter  Compensation in BF = 3,000,000 BF
   1st Quarter Compensation in US$ = $92,507

   1st Quarter  Expenses in BF = 1,850,000 BF
   1st Quarter Expenses in US$ = $57,046

   2nd Quarter Compensation in BF = 3,500,000 BF
   2nd  Quarter Compensation in US$ = $107,593

   2nd Quarter Expenses in BF = 1,900,000 BF
   2nd  Quarter Expenses in US$ = $58,408